UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 8, 2009

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)              (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment No. 10 to Credit Agreement

Effective as of May 8, 2009, Select Comfort Corporation entered into Amendment No. 10 (“Amendment No. 10”) to our existing Credit Agreement dated as of June 9, 2006, as previously amended, including most recently as of April 17, 2009 (the “Credit Agreement”).  The parties to Amendment No. 10 are Select Comfort Corporation, Select Comfort Retail Corporation, JPMorgan Chase Bank, National Association, as Administrative Agent and as Collateral Agent, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, National Association, Bank of America, N.A., Citicorp USA, Inc., Wells Fargo Bank, National Association and Branch Banking and Trust Co., as Lenders.

Pursuant to Amendment No. 10, the Lenders increased the net amount available under the Credit Agreement from $67 million to $70 million.  The Lenders maintained their aggregate commitment at $85 million, and reduced the minimum availability amount from $18 million to $15 million, resulting in the net availability amount of $70 million.

Also pursuant to Amendment No. 10, the Lenders waived compliance, through May 30, 2009, with (a) the Minimum Interest Coverage Ratio covenant for the fiscal periods ending on or about December 31, 2008 through April 30, 2009, (b) the Maximum Leverage Ratio covenant for the fiscal period ended on or about March 31, 2009, (c) the EBITDA covenant for the fiscal period ending on or about December 31, 2008, and (d) the requirement under Section 5.01(a) of the Credit Agreement that the company deliver its audit for fiscal year 2008 without a going concern qualification or exception.  The company remains in discussions with the Lenders under the Credit Agreement to seek a more permanent solution to meet the company’s liquidity requirements.

The aforementioned description of Amendment No. 10 is qualified in its entirety by reference to the complete terms of Amendment No. 10, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1     Amendment No. 10 to Credit Agreement, dated as of May 8, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: May 14, 2009	By:
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.             Description

10.1	Amendment No. 10 to Credit Agreement, dated as of May 8, 2009.